Exhibit 99.1

Intercontinental Exchange reports seventh consecutive quarter of double-digit earnings growth

•	$1.1B revenues, less transaction-based expenses in the second quarter of 2016

•	GAAP 2Q16 diluted EPS of $2.98, +17% y/y

•	Adjusted 2Q16 diluted EPS of $3.43, +18% y/y

ATLANTA & NEW YORK, August 3, 2016 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses and provider of global data and listing services, today reported financial results for the second quarter of 2016. For the quarter ended June 30, 2016, consolidated net income attributable to ICE was $357 million on $1.1 billion of consolidated revenues less transaction-based expenses. On a GAAP basis, diluted earnings per share (EPS) in the second quarter were $2.98. On an adjusted basis, net income was $411 million and diluted EPS were $3.43. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income and adjusted diluted EPS.

“Our performance in the first half of 2016 extends our track record of consistent growth and execution,” said ICE Chairman and CEO Jeffrey C. Sprecher. “Revenues grew across both our trading and clearing and data and listings business segments and we accelerated expense synergies and reduced our 2016 expense guidance. As a result, we delivered double-digit earnings growth in the first half of 2016 and are positioned to continue delivering double-digit earnings growth even as we invest to build our business and generate industry leading returns.”

Scott A. Hill, ICE CFO, said: “We generated over $1 billion of operating cash flows in the first six months of the year, which enabled us to reduce our debt by nearly $800 million and to return over $200 million to shareholders through dividends. In addition, our Board approved pursuing a 5-for-1 stock split to enhance trading efficiency and accessibility for all shareholders as well as a new $1 billion share repurchase program that supports our ability to consider additional capital returns to our shareholders.”

Second Quarter 2016 GAAP Results

Second quarter 2016 consolidated revenues, less transaction-based expenses, were $1.1 billion, including $265 million in revenues from Interactive Data and Trayport.

Trading and clearing segment revenues were $527 million, with transaction and clearing revenues, less transaction-based expenses, of $485 million in the second quarter 2016, up 9% compared to the prior second quarter. Other revenue was $42 million.

Data and listings segment revenues were $602 million, including record data services revenues of $497 million and record listings revenues of $105 million which grew 3% compared to the prior second quarter.

Consolidated operating expenses were $578 million for the second quarter of 2016, including $7 million in NYSE and Interactive Data transaction and integration expenses. Consolidated operating income for the second quarter was $551 million and operating margin was 49%. The effective tax rate for the second quarter was 30%.

Consolidated cash flows from operations were $1.1 billion for the first six months of 2016, up 43% compared to the prior first half. Operational capital expenditures through June were $68 million and capitalized software development costs totaled $61 million.

Unrestricted cash was $390 million and outstanding debt was $6.5 billion as of June 30, 2016.

Financial Guidance

	GAAP	Non-GAAP
2016 Data Services Revenue	+125-126% y/y	+6-7% y/y on a pro forma basis(1)
2016 Operating Expenses	$2.27-$2.30 billion(2)	$1.94-$1.97 billion(2)
3Q16 Operating Expenses	$562-$572 million(3)	$485-$495 million(3)
2016 Expense Synergies	~$100 million
2016 Weighted Average Shares Outstanding	119-121 million shares for 3Q16 and 2016

(1) 2015 pro forma data services revenues include $973 million in additional data services revenues for Interactive Data and Trayport for 2015 as if we acquired them at the beginning of 2015.

(2) 2016 Non-GAAP operating expenses exclude $304 million in amortization of acquisition-related intangibles and $24 million in acquisition-related transaction and integration costs for the full year 2016. The GAAP forecast does not reflect an estimate of acquisition-related transaction and integration costs for the second half of 2016.

(3) 3Q16 Non-GAAP operating expense excludes $77 million in amortization of acquisition-related intangibles for the third quarter of 2016. The GAAP forecast does not reflect an estimate of acquisition-related transaction and integration costs for the third quarter of 2016.

Earnings Conference Call Information

ICE will hold a conference call today, August 3, at 8:30 a.m. ET to review its second quarter 2016 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 0107706 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company’s website for replay.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts) (Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
Revenues:	2016	2015	2016	2015
Transaction and clearing, net	$1,789	$1,583	$860	$747
Data services	974	405	497	205
Listings	208	202	105	101
Other revenues	87	86	42	43
Total revenues	3,058	2,276	1,504	1,096
Transaction-based expenses:
Section 31 fees	196	171	98	78
Cash liquidity payments, routing and clearing	579	458	277	221
Total revenues, less transaction-based expenses	2,283	1,647	1,129	797
Operating expenses:
Compensation and benefits	472	295	236	144
Technology and communication	184	98	92	47
Professional services	69	65	37	32
Rent and occupancy	35	31	17	15
Acquisition-related transaction and integration costs	47	26	20	7
Selling, general and administrative	52	58	30	29
Depreciation and amortization	289	182	146	93
Total operating expenses	1,148	755	578	367
Operating income	1,135	892	551	430
Other income (expense):
Interest expense	(90)	(46)	(44)	(23)
Other income (expense), net	11	(7)	9	(9)
Other expense, net	(79)	(53)	(35)	(32)
Income before income tax expense	1,056	839	516	398
Income tax expense	316	227	153	109
Net income	740	612	363	289
Net income attributable to non-controlling interest	(14)	(14)	(6)	(6)
Net income attributable to Intercontinental Exchange, Inc.	$726	$598	$357	$283

Earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Basic	$6.10	$5.37	$3.00	$2.55
Diluted	$6.07	$5.34	$2.98	$2.54
Weighted average common shares outstanding:
Basic	119	112	119	111
Diluted	120	112	120	112
Dividend per share	$1.70	$1.40	$0.85	$0.75

 Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of June 30, 2016	As of December 31, 2015
Assets:
Current assets:
Cash and cash equivalents	$390	$627
Short-term investments	24	29
Short-term restricted cash and investments	722	657
Customer accounts receivable, net	862	700
Margin deposits and guaranty funds	48,501	51,169
Prepaid expenses and other current assets	131	131
Total current assets	50,630	53,313
Property and equipment, net	1,048	1,037
Other non-current assets:
Goodwill	12,046	12,079
Other intangible assets, net	10,493	10,758
Long-term restricted cash and investments	262	263
Long-term investments	427	299
Other non-current assets	318	238
Total other non-current assets	23,546	23,637
Total assets	$75,224	$77,987

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$350	$398
Section 31 fees payable	195	116
Accrued salaries and benefits	149	215
Deferred revenue	330	98
Short-term debt	1,811	2,591
Margin deposits and guaranty funds	48,501	51,169
Other current liabilities	102	156
Total current liabilities	51,438	54,743
Non-current liabilities:
Non-current deferred tax liability, net	2,903	2,837
Long-term debt	4,719	4,717
Accrued employee benefits	470	478
Other non-current liabilities	331	337
Total non-current liabilities	8,423	8,369
Total liabilities	59,861	63,112
Redeemable non-controlling interest	33	35
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Preferred stock	—	—
Common stock	1	1
Treasury stock, at cost	(1,496)	(1,448)
Additional paid-in capital	12,376	12,295
Retained earnings	4,669	4,148
Accumulated other comprehensive loss	(258)	(188)
Total Intercontinental Exchange, Inc. shareholders’ equity	15,292	14,808
Non-controlling interest in consolidated subsidiaries	38	32
Total equity	15,330	14,840
Total liabilities and equity	$75,224	$77,987

Non-GAAP Financial Measures and Reconciliation
We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our GAAP results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparison of results because the items described below as adjustments to GAAP are not reflective of our core business performance. These financial measures are not in accordance with, or an alternative to, GAAP financial measures and may be different from non-GAAP measures used by other companies. We use these adjusted results because we believe they more clearly highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our core operating performance. We strongly recommend that investors review the GAAP financial measures included in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto.

Adjusted net income attributable to ICE common shareholders and adjusted earnings per share for the periods presented below are calculated by adding or subtracting the adjustments described below, which are not reflective of our cash operations and core business performance, and their related income tax effect and other tax adjustments (in millions, except for per share amounts):

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015
Net income attributable to ICE	$357	$283
Add: NYSE and Interactive Data transaction and integration costs	7	6
Add: Amortization of acquisition-related intangibles	77	33
Add: Litigation settlements and accrual	—	19
Less: Income tax effect for the items above	(30)	(15)
Less: Deferred tax adjustments on acquisitions-related intangibles	—	(10)
Add: Other tax adjustments	—	7
Adjusted net income attributable to ICE	$411	$323

Basic earnings per share attributable to ICE	$3.00	$2.55
Diluted earnings per share attributable to ICE	$2.98	$2.54

Adjusted basic earnings per share attributable to ICE	$3.45	$2.91
Adjusted diluted earnings per share attributable to ICE	$3.43	$2.90

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) operates the leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 4, 2016. We caution you not to place undo reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Investor Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications

+1 770 857 4726

kelly.loeffler@theice.com

Isabel Janci, Senior Director, Investor Relations

+1 770 857 0363

isabel.janci@theice.com

Media Contact:

Carol Schumacher, VP Corporate Affairs

+1 678 589 1834

carol.schumacher@theice.com